Exhibit 5.1

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October 5, 2026

Athena Technology Acquisition Corp. II

442 5th Avenue

New York, NY 10018

Re: Registration Statement on Form S-4

To the addressee set forth above:

We have acted as special counsel to Athena Technology Acquisition Corp. II, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance of up to 67,416,267 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) in connection with the transactions contemplated by the Business Combination Agreement, dated as of December 4, 2024, by and among the Company, Ace Green Recycling Inc., a Delaware corporation, Athena Technology Sponsor II, LLC, a Delaware limited liability company, and Project Atlas Merger Sub Inc., a Delaware corporation (as amended on March 19, 2026 and on April 18, 2026 and as may be further amended and/or amended and restated, the “Merger Agreement”), and (ii) warrants to purchase up to 13,638,905 shares of common stock of the Company (the “Warrants”) issued pursuant to the Amended and Restated Public Warrant Agreement, dated as of March 29, 2022, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The Shares and the Warrants are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on April 30, 2025 (Registration No. 333-286836) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares and the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and with respect to the opinion set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

October 5, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement and the Merger Agreement or, in the case of Shares issuable upon exercise of the Warrants, upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, including payment of the applicable exercise price therefor, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.	When the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders in the manner contemplated by the Registration Statement, the Merger Agreement and the Warrant Agreement, the Warrants will have been duly authorized by all necessary corporate action of the Company and will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Warrants and the Warrant Agreement.

In rendering the foregoing opinions, we have assumed that (i) at or prior to the delivery of any Shares or Warrants, as applicable, the effectiveness under the Act of the Registration Statement, which was declared effective by the Commission on August 12, 2026, will not have been modified or rescinded, the registration will apply to all of the Shares and the Warrants, and there will not have occurred any change in law affecting the validity of the issuance of such Shares or Warrants, as applicable, and (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinion set forth in numbered paragraph 2 is subject to:

(i)	the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors;

(ii)	the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and

(iii)	the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

October 5, 2026

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property, (m) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (n) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Merger Agreement, the Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Merger Agreement, the Warrants and the Warrant Agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Merger Agreement, the Warrants and the Warrant Agreement as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP